[AVNET LOGO] PRESS RELEASE	Avnet, Inc. 2211 South 47 Street Phoenix, AZ 85034

August 23, 2001

Avnet, Inc. Chairman Speaking at the Wit Soundview
“Semiconductor Bus Tour Conference”

Roy Vallee, chairman and CEO of Avnet, Inc. (NYSE:AVT) will be speaking at the Wit Soundview “Semiconductor Bus Tour Conference” in Santa Clara, CA on Wednesday, August 29, 2001. Mr. Vallee will begin his presentation at 11:30 am (Pacific time).

If you are interested in listening to Mr. Vallee’s remarks, an audio broadcast of the meeting will be available on the Investor Relations homepage of the Avnet, Inc. web site, http://www.avnet.com/corporate/investors/calendar.html. A replay will be archived on the Investor Relations home page of the Company’s web site http://www.avnet.com.

Management of Avnet, Inc. may, from time to time, comment on expectations relative to Avnet’s future financial performance during discussions with investors, the media, investment analysts, and others. To the extent management’s expectations differ during those discussions from the comments made by management, such new expectations will be posted on the Investor Relations home page of Avnet’s web site.

If you have any questions, please contact Lillie Scarna, Manager of Shareholder Services, at (480) 643-7291 or lillie.scarna@avnet.com

Phoenix, Arizona-based Avnet, Inc., a Fortune 500 company with annual sales exceeding $12.8 billion, is one of the world’s largest distributors of semiconductors, interconnect, passive and electromechanical components, enterprise network and computer equipment, and embedded sub-systems from leading manufacturers. Serving customers in 63 countries, Avnet markets, inventories and adds value to these products and provides world-class supply-chain management and engineering services. Avnet’s Web site is located at www.avnet.com.